Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Azure International, Inc. (A Development Stage Company), of our report dated May 16, 2008 on our audit of the financial statements of Azure International, Inc. (A Development Stage Company) as of April 30, 2008 and the related statements of operations, stockholders' equity (deficit) and cash flows from inception on November 26, 2007 through April 30, 2008, and the reference to us under the caption "Experts."


/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
May 29, 2008






               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                        (702) 253-7499 Fax (702) 253-7501